Exhibit 10.38

THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

between

SILICON VALLEY BANK

and

QUICKLOGIC CORPORATION

June 30, 2014

i

This THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of June 30, 2014, between SILICON VALLEY BANK, a California banking corporation (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California 95054, and QUICKLOGIC CORPORATION, a Delaware corporation (“Borrower”), whose address is 1277 New Orleans Drive, Sunnyvale, CA 94089-1138, provides the terms on which Bank will lend to Borrower and Borrower will repay Bank.

RECITALS

A. Borrower and Bank are parties to a Second Amended and Restated Loan and Security Agreement dated June 30, 2006, as amended (collectively, the “Original Agreement”), pursuant to which Bank provides certain credit facilities to Borrower.

B. Borrower and Bank desire to amend and restate the Original Agreement as set forth herein.

C. This Agreement is not intended to constitute a novation of the indebtedness, liabilities and obligations incurred by Borrower under the Original Agreement. Instead, all Obligations of Borrower incurred under the Original Agreement and outstanding on the date of this Agreement shall be deemed to be outstanding under this Agreement and to constitute Obligations under (and as defined in) this Agreement.

NOW, THEREFORE, Borrower and Bank hereby agree as follows:

1. ACCOUNTING AND OTHER TERMS.

Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.

2. LOAN AND TERMS OF PAYMENT.

2.1 Promise to Pay. Borrower will pay Bank the unpaid principal amount of all Credit Extensions and interest due on the unpaid principal amount of the Credit Extensions.

2.1.1 Non-Formula Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, Bank will make Advances on a non-formula basis (the “Non-Formula Advances”) in an aggregate amount not to exceed the amount calculated as the Committed Non-Formula Revolving Line minus the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit). Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

(b) Incremental Facility. On one or more occasions during the term of this Agreement, Borrower may request that Bank increase the Committed Non-Formula Revolving Line in a minimum amount of $1,000,000 (and in integral multiples of $1,000,000 in excess thereof) and in an aggregate amount for all such requests of up to $4,000,000. Amounts borrowed in conjunction with any and all increases in the Non-Formula Revolving Line pursuant to this Section shall constitute Non-Formula Advances for all purposes under this Agreement and shall be subject to the same terms and conditions as all other Non-Formula Advances.

(c) Termination. The Committed Non-Formula Revolving Line terminates on the Revolving Maturity Date, when all outstanding Advances are immediately payable.

2.1.2 Requesting Advances.

(a) Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, each Advance shall be made upon Borrower’s irrevocable written notice delivered to Bank, by original document, facsimile or electronic delivery, in the form of a Payment/Advance Form attached as Exhibit B (the “Notice of Borrowing”), each executed by a Responsible Officer of Borrower or his or her designee or without written instructions if the Advances are necessary to meet Obligations which have become due. Bank will credit Advances to Borrower’s deposit account. Each Advance shall, at Borrower’s option in accordance with the terms of this Agreement, be either in the form of a Prime Rate Advance or a LIBOR Advance. Bank may make Advances under this Agreement without instructions if the Advances are necessary to meet Obligations which have become due. Bank may reasonably rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reasonable reliance. Such Notice of Borrowing must be received by Bank prior to 11:00 a.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Advances, and (ii) at least one (1) Business Day prior to the requested Funding Date, in the case of Prime Rate Advances, specifying:

(i) the amount of the Advance, which, if a LIBOR Advance is requested, shall be in an aggregate minimum principal amount of $500,000 or in any integral multiple of $100,000 in excess thereof;

(ii) the requested Funding Date;

(iii) whether the Advance is to be comprised of LIBOR Advances or Prime Rate Advances; and

(iv) the duration of the Interest Period applicable to any such LIBOR Advances included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month.

The proceeds of all such Advances will then be made available to Borrower on the Funding Date by Bank by transfer to the Deposit Account designated by Borrower and, subsequently, by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing. No Advances shall be deemed made to Borrower, and no interest shall accrue on any such Advance, until the related funds have been deposited in the Deposit Account designated by Borrower.

(b) Conversion and Continuation Elections.

(i) So long as (x) no Event of Default or Default exists; (y) Borrower shall not have sent any notice of termination of this Agreement; and (z) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Advances, Borrower may, upon irrevocable written notice to Bank:

(1) elect to convert on any Business Day, Prime Rate Advances in an amount equal to $500,000 or any integral multiple of $100,000 in excess thereof into LIBOR Advances;

(2) elect to continue on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date (or any part thereof in an amount equal to $500,000 or any integral multiple of $100,000 in excess thereof); provided that if the aggregate amount of LIBOR Advances shall have been reduced, by payment, prepayment, or conversion of part thereof, to be less than $500,000, such LIBOR Advances shall automatically convert into Prime Rate Advances, and on and after such date the right of Borrower to continue such Advances as, and convert such Advances into, LIBOR Advances shall terminate; or

(3) elect to convert on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date (or any part thereof in an amount equal to $500,000 or any integral multiple of $100,000 in excess thereof) into Prime Rate Advances.

(ii) Borrower shall deliver a Notice of Conversion/Continuation in accordance with Section 10 to be received by Bank prior to 11:00 a.m. Pacific time at least (i) three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Advances; and (ii) one (1) Business Day in advance of the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying the:

(1) proposed Conversion Date or Continuation Date;

(2) aggregate amount of the Advances to be converted or continued which, if any Advances are to be converted into or continued as LIBOR Advances, shall be in an aggregate minimum principal amount of $500,000 or in any integral multiple of $100,000 in excess thereof;

(3) nature of the proposed conversion or continuation; and

(4) duration of the requested Interest Period.

(iii) If upon the expiration of any Interest Period applicable to any LIBOR Advances, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances, Borrower shall be deemed to have elected to convert such LIBOR Advances into Prime Rate Advances.

(iv) Any LIBOR Advances shall, at Bank’s option, convert into Prime Rate Advances in the event that (i) an Event of Default or Default shall exist, or (ii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Committed Non-Formula Revolving Line. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Borrower’s Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to any of the foregoing.

(v) Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances.

2.1.3 Letters of Credit Sublimit.

(a) Bank will issue letters of credit for Borrower’s account not exceeding the Availability (“Letters of Credit”).

(b) Each Letter of Credit will have an expiry date of no later than one hundred eighty (180) days after the Revolving Maturity Date, but Borrower’s reimbursement obligation will be secured by cash on terms acceptable to Bank at any time after the Revolving Maturity Date if the term of this Agreement is not extended by Bank. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

2.1.4 Foreign Exchange Sublimit. Subject to the limits determined by Bank, Borrower may enter into foreign exchange forward contracts with the Bank under which Borrower commits to purchase from or sell to Bank a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contract”). Bank may terminate the FX Forward Contracts if an Event of Default occurs and continues.

2.1.5 Cash Management Services Sublimit. Borrower may use Bank’s Cash Management Services up to an amount determined by Bank. Such services may include merchant services, direct deposit of payroll, business credit card, clearing house services, control disbursement accounts and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”).

2.1.6 Prepayment.

(a) Prepayment and Repayment of Prime Rate Advances. Borrower may prepay any or all amounts owing under the Committed Non-Formula Revolving Line without penalty or premium by paying all principal and accrued interest as of the date of prepayment.

(b) Prepayment and Repayment of LIBOR Advances. Borrower may, upon three (3) business days written notice to Bank, prepay any or all amounts owing under the Committed Non-Formula Revolving Line provided Borrower pays, on the date of the prepayment (i) all accrued and unpaid interest with respect to the prepaid portion of the Committed Non-Formula Revolving Line through the date the prepayment is made; (ii) the amount of the Committed Non-Formula Revolving Line which Borrower elected to prepay plus any other amounts due and payable to Bank on such date, pursuant to this Agreement; and (iii) all other sums owing to Bank, including Bank Expenses, and all other fees and expenses incurred pursuant to Section 3.4(a), that shall have become due and payable hereunder with respect to this Agreement.

2.2 Overadvances. If Borrower’s Obligations under Sections 2.1.1, 2.1.2 and 2.1.3 at any time exceed the Committed Non-Formula Revolving Line, Borrower must immediately pay Bank the excess.

2.3 Interest Rate, Payments.

(a) Choice of Advances. Each Advance shall, at Borrower’s option in accordance with the terms of this Agreement, be either in the form of a Prime Rate Advance or a LIBOR Advance; provided that in no event shall Borrower maintain at any time LIBOR Advances having more than five (5) different Interest Periods. Borrower shall pay interest accrued on the Advances at the rates and in the manner set forth in Section 2.3(b)(i).

(b) Interest Computation. Interest on the Credit Extensions and all fees payable hereunder shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

(c) Interest Rates. Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to (i) with respect to Prime Rate Advances, the Prime Rate plus the Prime Rate Margin, or (ii) with respect to LIBOR Advances, the LIBOR Rate plus the LIBOR Rate Margin, as the case may be. On and after the expiration of any Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the Effective Amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest in accordance with Section 2.3(d).

(d) Default Interest. Except as otherwise provided in Section 2.3(b)(i), after an Event of Default, Obligations shall bear interest five percent (5.00%) above the rate effective immediately before the Event of Default (the “Default Rate”). Payment or acceptance of the increased interest provided in this Section 2.3(d) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(e) Payments. Interest due on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Maturity Date. Bank may debit any of Borrower’s deposit accounts for principal and interest payments owing under this Agreement or any amounts Borrower owes Bank. Bank will promptly notify Borrower when it debits Borrower’s accounts. Debits initiated by the Bank shall generally be made prior to 12:00 noon Pacific time. Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue, however solely making such payment on the next Business Day shall not result in an Event of Default.

(f) Prime Rate Advances. Each change in the interest rate of the Prime Rate Advances based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change. Bank shall use its best efforts to give Borrower prompt notice of any such change in the Prime Rate; provided, however, that any failure by Bank to provide Borrower with notice hereunder shall not affect Bank’s right to make changes in the interest rate of the Prime Rate Advances based on changes in the Prime Rate.

(g) LIBOR Advances. The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 3.3(a) hereunder. Subject to Sections 3.3 and 3.4, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance.

2.4 Fees. Borrower will pay:

(a) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and reasonable expenses) incurred through and after the date of this Agreement, payable when due.

(b) Revolving Line of Credit Fee. On the Closing Date and on each anniversary of the Closing Date, a Committed Non-Formula Revolving Line fee equal to $10,000, which shall be due, payable and fully earned on each such date.

(c) Unused Line Fee. A fee payable quarterly, in arrears, on a calendar year basis, in an amount equal to one-quarter of one percent (0.25%) per annum of the average unused portion of the Committed Non-Formula Revolving Line, as determined by Bank.

3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that it receive, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) Borrower shall have delivered duly executed original signatures to the Loan Documents to which it is a party;

(b) Borrower shall have delivered its Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no later than thirty (30) days after the effective date of this Agreement, unless waived by Bank; and

(c) Borrower shall have delivered duly executed original signatures to the completed Borrowing Resolutions for Borrower.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) timely receipt of any Payment/Advance Form; and

(b) the representations and warranties in Section 5 must be materially true on the date of the Payment/Advance Form and on the effective date of each Credit Extension except for representations and warranties made as of a specified earlier date, which must be materially true as of such earlier date and no Event of Default may have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties of Section 5 remain true except for representations and warranties made as of a specified earlier date, which must be materially true as of such earlier date.

3.3 Special Provisions Governing LIBOR Advances. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:

(a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to Advances in respect of which such determination was made shall be deemed to be (y) rescinded by Borrower, and (z) a request for a Prime Rate Advance.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all reasonable losses, expenses and liabilities, if any (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Advances and any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds) such that Bank may incur: (i) if for any reason (other than a default by Bank or due to any failure of Bank to fund LIBOR Advances due to impracticability or illegality under Sections 3.4(d) and 3.4(e)) a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) if any principal payment or any conversion of any of its LIBOR Advances occurs under Section 3.4(a), on a date prior to the last day of an Interest Period applicable to that Advance.

(d) Assumptions Concerning Funding of LIBOR Advances. Calculation of all amounts payable to Bank under this Section 3.3 and under Section 2.12 shall be made as though Bank had actually funded each of its relevant LIBOR Advances through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.3 and under Section 2.1.2.

(e) LIBOR Advances After Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance and (ii) subject to the provisions of Section 3.3(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.

3.4 Additional Requirements/Provisions Regarding LIBOR Advances.

(a) If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Advance prior to the last day of the Interest Period for such Advance, Borrower shall immediately notify Borrower’s account officer at Bank and, on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion. Bank’s determination as to such amount shall be conclusive absent manifest error.

(b) Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any Advances or any deposits referred to in the definition of LIBOR); or

(iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the Closing Date which will entitle Bank to compensation pursuant to this Section 3.4 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.4. Determinations and allocations by Bank for purposes of this Section 3.4 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Advances, of making or maintaining Advances, or on amounts receivable by it in respect of Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(c) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.4(c) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(d) If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advances, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the LIBOR Advances shall terminate; provided, however, Advances shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Advances.

(e) If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.4(a)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.3(c), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (electronically, by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (electronically, by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. Bank may place a “hold” on any deposit account pledged as Collateral. Notwithstanding the foregoing, the security interest granted herein does not extend to and the term “Collateral” does not include: (A) any license or contract rights to the extent (i) the granting of a security interest in it would be contrary to applicable law, or (ii) that such rights are nonassignable by their terms (but only to the extent such prohibition is enforceable under applicable law) without the consent of the licensor or other party (but only to the extent such consent has not been obtained) and (B) pledges of more than 65% of foreign subsidiaries’ stock. If this Agreement is terminated, Bank’s lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations.

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Due Organization and Authorization. Borrower and each material Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2 Collateral. Borrower has good title to the Collateral, free of Liens except Permitted Liens. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. All Inventory, net of inventory reserves, is in all material respects of good and marketable quality, free from material defects. To the best of Borrower’s knowledge, Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim could not reasonably be expected to cause a Material Adverse Change.

5.3 Litigation. Except as shown in the Disclosure Letter, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened by or against Borrower or any material Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4 No Material Adverse Change in Financial Statements. All consolidated financial statements for Borrower delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the date of such financial statements. There has not been any material adverse change in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.7 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. To the best of Borrower’s knowledge, Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. To the best of Borrower’s knowledge, Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.9 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions for general corporate purposes and as additional working capital. Borrower shall not use any proceeds of the Credit Extensions for personal, family, household or agricultural purposes.

5.10 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank and Borrower’s filings with the Securities & Exchange Commission) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading. It being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

6. AFFIRMATIVE COVENANTS.

Borrower will do all of the following:

6.1 Government Compliance. Borrower will maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower’s business or operations. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2 Financial Statements, Reports, Certificates.

(a) Borrower will deliver to Bank: (i) as soon as available, but no later than 45 days after the last day of each month, a company prepared consolidated balance sheet and income statement, prepared under GAAP, consistently applied, without footnotes and subject to year-end adjustments, covering Borrower’s consolidated operations during the period, in a form and certified by a Responsible Officer acceptable to Bank; (ii) within 5 days of filing, notice to Bank of the filing of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt and all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission (“SEC”) unless such 10-K, 10-Q, and 8-K reports are available in the SEC’s EDGAR database in which case Borrower shall not be required to deliver the same; (iii) Borrower’s budget and financial projections as of the earlier of: (A) 60 days after the last day of Borrower’s fiscal year for the subject year and (B) the date provided to Borrower’s Board of Directors for the subject fiscal year; (iv) such other financial information Bank reasonably requests; and (v) prompt notice of any material change in the composition of the Intellectual Property, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not shown in any intellectual property security agreement between Borrower and Bank or knowledge of an event that materially adversely affects the value of the Intellectual Property.

(b) The audited annual consolidated financial statements contained in Borrower’s annual report filed on Form 10-K with the SEC shall be accompanied by an opinion which is unqualified or is otherwise consented to by Bank on such financial statements from an independent certified public accounting firm reasonably acceptable to Bank.

(c) Within 45 days after the last day of each month, Borrower will deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit C.

(d) Bank has the right to audit Borrower’s Collateral at Borrower’s expense, but the audits will be conducted no more often than every year unless an Event of Default has occurred and is continuing.

6.3 Inventory; Returns. Borrower will keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors will follow Borrower’s customary practices as they exist at execution of this Agreement. Borrower must promptly notify Bank of all returns, recoveries, disputes older than 30 days and claims, that involve more than $200,000, excluding “ship from stock and debit transactions” and any returns from distributors of unprogrammed Inventory which involve less than $500,000.

6.4 Taxes. Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5 Access to Collateral; Books and Records. At reasonable times, on one Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right, upon one week’s notice to Borrower, to inspect the Collateral and the right to audit and copy Borrower’s Books.

6.6 Insurance. Borrower will keep its business and the Collateral insured for risks and in amounts, as Bank may reasonably request. Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank in Bank’s reasonable discretion. All property policies will have a lender’s loss payable endorsement showing Bank as an additional loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least 20 day’s notice before canceling its policy. At Bank’s request, Borrower will deliver certified copies of policies and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest. If an Event of Default has occurred and is continuing, then, at Bank’s option, proceeds payable under any policy will be payable to Bank on account of the Obligations.

6.7 Deposit and Investment Accounts. Borrower will maintain 95% of its cash and Cash Equivalents held in the United States or its territories, in depository, investment and operating accounts with Bank and Bank’s affiliates which shall be held in the form of cash and such other investments as are consistent with Borrower’s investment policy as approved by its Board of Directors.

6.8 Financial Covenants. Borrower will comply with each of the following financial covenants:

(i) Tangible Net Worth. A Tangible Net Worth of at least $15,000,000, tested as of the last day of each quarter.

(ii) Quick Ratio (Adjusted). Borrower will maintain a ratio of Quick Assets to Obligations of at least 2.00 to 1.00, tested as of the last day of each month.

(iii) Cash. Unrestricted cash or Cash Equivalents at Bank or at any of Bank’s Affiliates at all times in an amount of at least $8,000,000, tested as of the last day of each month.

6.9 Protection of Intellectual Property Right. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its material intellectual property; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent. Notwithstanding anything to the contrary contained in this section, Borrower confirms that on June 28, 2004, Bank and Borrower entered into a Negative Pledge Agreement in which Borrower agreed, subject to certain exceptions, not to encumber its Intellectual Property.

6.10 Control Agreements. With respect to deposit accounts or investment accounts maintained at domestic financial institutions other than Bank, within 10 Business Days of the opening of any such deposit account or investment account, Borrower will execute and deliver to Bank, control agreements in form satisfactory to Bank in order for Bank to perfect its security interest in Borrower’s deposit accounts or investment accounts.

6.11 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.12 Further Assurances. Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS.

Borrower will not do any of the following without Bank’s prior written consent, which will not be unreasonably withheld:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Transfers (i) of Inventory and Equipment in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) of worn-out or obsolete Equipment; (iv) other Transfers which in the aggregate do not exceed $200,000 in any fiscal year; or (v) other Transfers otherwise permitted pursuant to Section 7 hereof.

7.2 Changes in Business, Ownership, Management or Business Locations.

(i) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, (ii) direct or indirect acquisition by any persons (as such term is used in Section 13(d) and Section 14(d) (2) of the Exchange Act) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of beneficial ownership of the issued and outstanding shares of voting stock of the Borrower, the result of which acquisition is that such person or group possesses in excess of 35% of the combined voting power of all then issued and outstanding stock of the Borrower, (iii) without contemporaneous written notice, relocate its chief executive office, or add any new offices or business locations, or (iv) without at least 30 days written notice, change the jurisdiction of its incorporation.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (i) such transactions do not in the aggregate result in a decrease of more than 25% of Tangible Net Worth and (ii) no Event of Default has occurred, is continuing or would exist after giving effect to the transactions. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, including guaranties of non-Borrower obligations, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted here, subject to Permitted Liens.

7.6 Distributions; Investments. Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so; pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock, except for (A) repurchases of stock from former employees, consultants or directors of Borrower provided no Default or Event of Default has occurred and is continuing, or would be caused by such repurchase, and provided that the aggregate amount of such repurchases shall not exceed $100,000 in the aggregate in any fiscal year, (B) distributions payable solely in Borrower’s capital stock, or (C) conversion of any convertible debt into capital stock of Borrower.

7.7 Transactions with Affiliates. Directly or indirectly enter into or permit any material transaction with any Affiliate except transactions that are in the ordinary course of Borrower’s business, on terms less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.8 Subordinated Debt. Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank’s prior written consent.

7.9 Compliance. Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8. EVENTS OF DEFAULT.

Any one of the following is an Event of Default:

8.1 Payment Default. If Borrower fails to pay any of the Obligations within 3 days after their due date. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default. If Borrower does not perform any obligation in Section 6 or violates any covenant in Section 7 or does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and as to any default under a term, condition or covenant that can be cured, has not cured the default within 10 business days after it occurs, or if the default cannot be cured within 10 business days or cannot be cured after Borrower’s attempts within 10 business day period, and the default may be cured within a reasonable time, then Borrower has an additional period (of not more than 30 days) to attempt to cure the default. During the additional time, the failure to cure the default is not an Event of Default (but no Credit Extensions will be made during the cure period);

8.3 Material Adverse Change.

(i) A material impairment in the perfection or priority of Bank’s security interest in the Collateral or in the value of such Collateral other than normal depreciation which is not covered by adequate insurance occurs; or (ii) Bank determines, based upon information available to it and in its reasonable judgment, that there is a reasonable likelihood that Borrower will fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

8.4 Attachment. If any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 business days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within 10 business days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made during the cure period);

8.5 Insolvency. If Borrower becomes insolvent or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 45 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

8.6 Other Agreements. If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $250,000 or that could reasonably be expected to cause a Material Adverse Change;

8.7 Judgments. If a money judgment(s) in the aggregate of at least $250,000 is rendered against Borrower and is unsatisfied and unstayed for 10 Business Days (but no Credit Extensions will be made before the judgment is stayed or satisfied);

8.8 Misrepresentations. If Borrower or any Responsible Officer of Borrower makes any material misrepresentation or material misstatement (when taken together with Borrower’s filings with the Securities & Exchange Commission) now or later in any warranty or representation in this Agreement or in any communication delivered to Bank or to induce Bank to enter this Agreement or any Loan Document; or

8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement.

8.10 Guaranty. Any guaranty of any Obligations ceases for any reason to be in full force or any Guarantor does not perform any obligation under any guaranty of the Obligations, or any material misrepresentation or material misstatement exists now or later in any warranty or representation in any guaranty of the Obligations or in any certificate delivered to Bank in connection with the guaranty, or any circumstance described in Sections 8.4, 8.5 or 8.7 occurs to any Guarantor.

9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) Declare all Obligations, immediately due and payable (but if an event of Default described in Section 8.5 occurs, all Obligations are immediately due and payable without any action by Bank);

(b) Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

(d) Make any payments and do any acts it considers necessary and reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, Mask Works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit; and

(g) Dispose of the Collateral according to the Code.

9.2 Power of Attorney. Effective only when an Event of Default occurs and continues until Borrower pays the Obligations in full, Borrower irrevocably appoints Bank as its lawful attorney to: (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank’s appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Accounts Collection. When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and due and payable within 10 Business Days of written notice to Borrower, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5 Bank’s Liability for Collateral. If Bank complies with reasonable banking practices and Section 9-207 of the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10. NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Quicklogic Corporation
1277 Orleans Drive, Sunnyvale
California 94089-1138
Attn: Patricia Hart
Fax: (408) 990-4040
Email: phart@quicklogic.com

If to Bank:	Silicon Valley Bank
555 Mission Street, Suite 900
San Francisco, California 94105
Attn: Gregory J. Peterson
Fax: (415) 615-0076
Email: gpeterson@svb.com

11. CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE.

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

This Section 11 shall survive the termination of this Agreement.

12. GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement.

12.2 Indemnification. Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorney’s fees and expenses), and in each case of (a) and (b) above, except for any such obligations, claims, liabilities and losses caused by Bank’s gross negligence or willful misconduct.

12.3 Limitation of Actions. Any claim or cause of action by Borrower against Bank, its directors, officers, employees, agents, accountants, attorneys, or any other Person affiliated with or representing Bank based upon, arising from, or relating to this Loan Agreement or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Bank, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by (a) the filing of a complaint within one year from the earlier of (i) the date any of Borrower’s officers or directors had knowledge of the first act, the occurrence or omission upon which such claim or cause of action, or any part thereof, is based, or (ii) the date this Agreement is terminated, and (b) the service of a summons and complaint on an officer of Bank, or on any other person authorized to accept service on behalf of Bank, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Bank in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Document.

12.4 Time of Essence. Time is of the essence for the performance of all obligations in this Agreement.

12.5 Severability of Provision. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.6 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Borrower with written notice of such correction.

12.7 Amendments in Writing, Integration. All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.10 Confidentiality. In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank’s subsidiaries or affiliates in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the loans so long as such transfer or purchase is subject to a confidentiality agreement reasonably acceptable to Borrower, (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit and (v) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.11 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.12 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.13 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13. DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” is a Prime Rate Advance, a LIBOR Advance, or both, as the context requires.

“Affiliate” of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances under Section 2.1.1 (after giving effect to all then outstanding Advances and all sublimit reserves applicable thereunder).

“Bank Expenses” are all audit fees and expenses and reasonable costs and reasonable expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Borrowing Resolutions” of the Borrower shall be in substantially the form set forth as Exhibit D hereto.

“Business Day” is any day other than a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a LIBOR Advance, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Management Services” are defined in Section 2.1.5.

“Closing Date” is the date of this Agreement.

“Code” is the California Commercial Code.

“Collateral” is the property described on Exhibit A.

“Committed Non-Formula Revolving Line” is Non-Formula Advances of up to $6,000,000, subject to increase at Borrower’s election to up to $10,000,000 in accordance with Section 2.2.1(b).

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Continuation Date” means any date on which Borrower elects to continue a LIBOR Advance into another Interest Period.

“Conversion Date” means any date on which Borrower elects to convert a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance.

“Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“Credit Extension” is each Non-Formula Advance, Letter of Credit, Exchange Contract, or any other extension of credit by Bank for Borrower’s benefit.

“Disclosure Letter” means the disclosure letter from Borrower to Bank of even date herewith.

“Effective Amount” means with respect to any Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayments or repayments thereof occurring on such date.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, equipment, tenant improvements, furniture, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“FX Forward Contract” is defined in Section 2.1.4.

“GAAP” is generally accepted accounting principles.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any present or future guarantor of the Obligations.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is:

(a) Copyrights, Trademarks, Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

(b) Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;

(c) All design rights which may be available to Borrower now or later created, acquired or held;

(d) Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above;

(e) All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

“Interest Payment Date” means (i) with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance, provided, however, if any Interest Period is longer than three (3) months, then interest on the applicable LIBOR Advance shall be payable at three (3) month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period; and (ii) with respect to Prime Rate Advances, the first (1st) day of each month (or, if the first day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.

“Interest Period” means, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is one (1), two (2), three (3), six (6), nine (9), or twelve (12) months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Advance shall end later than the Revolving Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods any returned goods and other proceeds (including insurance proceeds) and any documents of title representing any of the above.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Letter of Credit” is defined in Section 2.1.3.

“LIBOR Rate” means, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances, an interest rate per annum (rounded upward to the nearest 1/16th of one percent (0.0625%)) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.

“LIBOR Rate Margin” is three and one half percent (3.50%).

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 1/100th of one percent (0.01%)) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

“LIBOR Advance” means an Advance that bears interest based at the LIBOR Rate.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

“Material Adverse Change” is defined in Section 8.3.

“Non-Formula Advance” or “Non-Formula Advances” is a loan advance (or advances) under the Committed Non-Formula Revolving Line.

“Notice of Borrowing” shall have the meaning set forth for such term in Section 2.1.2(a).

“Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 2.1.2, substantially in the form of Exhibit E, with appropriate insertions.

“Obligations” are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

“Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” means a Notice of Borrowing given by Borrower to Bank in accordance with Section 2.1.2, substantially in the form of Exhibit B, with appropriate insertions.

“Permitted Indebtedness” is:

(a) Borrower’s indebtedness to Bank under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and shown on the Disclosure Letter;

(c) Subordinated Debt;

(d) Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness secured by Permitted Liens;

(f) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

(g) Other Indebtedness not otherwise permitted by Section 7.4 not exceeding $250,000 in the aggregate outstanding at any time;

(h) Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be; and

(i) Indebtedness of Borrower to (i) finance directors’ and officers’ liability insurance and (ii) to finance Borrower’s “Cadence” and “Mentor Graphics” software licensing.

“Permitted Investments” are:

Investments shown on the Disclosure Letter and existing on the Closing Date; and

(a) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any state maturing within one year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) certificates of deposit issued maturing no more than one year after issue;

(b) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(c) Investments accepted in connection with Transfers permitted by Section 7.1, 7.3 and 7.6;

(d) Investments by Borrower in Subsidiaries in the form of: (A) capital stock of Subsidiaries not to exceed $500,000 in the aggregate in any fiscal year and (B) all other advancements, so long as any such investment is made for the purpose of funding operational requirements of the relevant Subsidiary and so long as no Subsidiary maintains cash and cash equivalents at any time in excess of: (i) $800,000 for Quicklogic India; and (ii) $100,000 for each subsidiary other than Quicklogic India. In the event that any Subsidiary does maintain cash and cash equivalents in excess of the aforementioned limitation, any transfer of cash by Borrower to any Subsidiary shall not be permitted under the terms of this Agreement;

(e) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(g) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(h) Investments made pursuant to Borrower’s investment policy, as approved by Bank from time to time; and

(i) Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed $250,000 in the aggregate in any fiscal year.

“Permitted Liens” are:

(a) Liens existing on the Closing Date and shown on the Disclosure Letter or arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c) Purchase money Liens (i) on Equipment or software acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment (including Liens arising in connection with capital leases), or (ii) existing on equipment when acquired, if the Lien is confined to the property, attachments and improvements and the proceeds of the equipment;

(d) Licenses or sublicenses granted in the ordinary course of Borrower’s business and any interest or title of a licensor or under any license or sublicense, if the licenses and sublicenses permit granting Bank a security interest;

(e) Leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property and capital leases of Equipment or software;

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(h) Liens approved by Bank in writing, granted to lenders to secure Permitted Indebtedness;

(i) Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts;

(j) Liens arising from Indebtedness of Borrower in connection with financing Borrower’s directors’ and officers’ liability insurance and Borrower’s “Cadence” or “Mentor Graphics” software licensing;

(k) Liens on insurance proceeds securing the payment of financed insurance premiums; and

(l) Other Liens not described above arising in the ordinary course of business and not having or not reasonably likely to have a material adverse effect on Borrower and its Subsidiaries taken as a whole.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Prime Rate Advance” means a Non-Formula Advances that bears interest at the rate set forth in Section 2.3(b)(i)(A).

“Prime Rate Margin” is one half of one percent (0.50%).

“Quick Assets” is, on any date, Borrower’s unrestricted cash, Cash Equivalents, net billed accounts receivable, and investments with maturities of fewer than 12 months and long-term investments with maturities of more than 12 months held at Bank or its affiliates, determined according to GAAP.

“Quicklogic Canada” means QuickLogic Canada Company.

“Quicklogic India” means QuickLogic (India) Private Limited.

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.

“Responsible Officer” is each of the Chief Executive Officer, the President, the Chief Financial Officer, the Controller and the in-house general counsel of Borrower.

“Revolving Maturity Date” is June 27, 2016.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s indebtedness owed to Bank and which is reflected in a written agreement in a manner and form reasonably acceptable to Bank and approved by Bank in writing.

“Subsidiary” is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Tangible Net Worth” is, on any date, the consolidated total assets of Borrower and its Subsidiaries minus (i) any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expenses, Patents, trade and service marks and names, and Copyrights, minus (ii) Total Liabilities, plus (iii) fifty percent (50%) of the net income, but without effect for any loss, of the Borrower as defined in accordance with GAAP, for the immediately preceding measurement period.

“Trademarks” are trademark and service mark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement by their respective duly authorized officers as of the date first set forth above.

BORROWER:

QUICKLOGIC CORPORATION, a Delaware corporation

By:	/s/ RALPH S. MARIMON
Name:	Ralph S. Marimon
Title:	VP Finance and CFO

Third Amended and Restated Loan and Security Agreement

BANK:

SILICON VALLEY BANK, a California banking corporation

By:	/s/ GREGORY PETERSON
Name:	Gregory Peterson
Title:	Vice President

Third Amended and Restated Loan and Security Agreement

EXHIBIT A

COLLATERAL DESCRIPTION

QUICKLOGIC CORPORATION

The Collateral consists of all of Borrower’s right, title and interest in and to the following:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing; and

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.

Exhibit A

EXHIBIT B

FORM OF NOTICE OF BORROWING

QUICKLOGIC CORPORATION

Date:

To:	SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

Attention: Corporate Services Department

RE:	Third Amended and Restated Loan and Security Agreement dated as of June 30, 2014 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between Quicklogic Corporation (“Borrower”), and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 2.1.2(a) of the Loan Agreement, of the borrowing of an Advance.

1. The Funding Date, which shall be a Business Day, of the requested borrowing is                     .

2. The aggregate amount of the requested borrowing is $            .

3. The requested Advance shall consist of $             of Prime Rate Advances and $             of LIBOR Advances.

4. The duration of the Interest Period for the LIBOR Advances included in the requested Advance shall be                      months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a) all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof;

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Advance; and

Exhibit B

1

(c) the requested Advance will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, (i) the Committed Non-Formula Revolving Line minus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), minus (iii) the aggregate outstanding Advances.

Borrower	QUICKLOGIC CORPORATION

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance		Maturity Date
%

Exhibit B

2

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

QUICKLOGIC CORPORATION

TO:	SILICON VALLEY BANK
3003 Tasman Drive
Santa Clara, CA 95054

FROM:	QUICKLOGIC CORPORATION
1227 Orleans Drive
Sunnyvale, CA 94089-1138

The undersigned authorized officer (“Officer”) of QuickLogic Corporation (“Borrower”) certifies that under the terms and conditions of the Third Amended and Restated Loan and Security Agreement between Borrower and Silicon Valley Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date, except for representations and warranties made as of a specific earlier date, which are to be true and correct in all material respects as of such earlier date. Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter, footnotes or year-end adjustments. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting and Financial Covenants	Required	Complies
Monthly financial statements, Compliance Certificate	Monthly within 45 days	Yes	No
Board Approved Projections	Annual within 60 days of FYE or the date provided to Borrowers’ Board	Yes	No
Accounts Payable and Accounts Receivable Listings	Within 30 days of the end of each month	Yes	No
10-Q, 10-K, and 8-K	Within 5 days after filing with SEC	Yes	No
Minimum Tangible Net Worth	Quarterly; $15,000,000	Yes	No
Quick Ratio Adjusted	Monthly; 2.00 to 1.00	Yes	No
Minimum Cash	Monthly; $8,000,000	Yes	No
Have there been updates to Borrower’s intellectual property, if appropriate?		Yes	No

The following financial covenant analys[is][es] and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

Exhibit C

1

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

[Signature page follows]

QUICKLOGIC CORPORATION	BANK USE ONLY

Received by:
By:	AUTHORIZED SIGNER
Name:	Date:
Title:
Verified:
AUTHORIZED SIGNER
Date:

Compliance Status: Yes No

Exhibit C

2

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

Dated:

I. Tangible Net Worth (Section 6.8(a))

Required:             $15,000,000

Actual:

A.	Value of Line I. (Tangible Net Worth)	$__________

Is line A equal to or greater than $15,000,000

No, not in compliance	Yes, in compliance

II.	Adjusted Quick Ratio (Section 6.8(b))

Required:         2:00:1.00

Actual:

A.	Aggregate value of the unrestricted cash and cash equivalents of Borrower and its Subsidiaries	$__________

B.	Aggregate value of the net billed accounts receivable of Borrower and its Subsidiaries	$__________

C.	Aggregate value of the Investments with maturities of fewer than 12 months of Borrower and its Subsidiaries held at Bank or its affiliates	$__________

D.	Quick Assets (the sum of lines A through C)	$__________

E.	Aggregate value of Obligations to Bank	$__________

F.	Quick Ratio (line D divided by line E)	$__________

Is line F equal to or greater than 2:00:1:00?

No, not in compliance	Yes, in compliance

Schedule 1 to Compliance Certificate

III.	Cash (Section 6.8(c))

Required:         $8,000,000

Actual:

A.	Value of Line III. (Cash)	$__________

Is line A equal to or greater than $8,000,000?

No, not in compliance	Yes, in compliance

Schedule 1 to Compliance Certificate

EXHIBIT D

CORPORATE BORROWING RESOLUTION

Borrower:	QuickLogic Corporation 1227 Orleans Drive Sunnyvale, CA 94089-1138	Bank:	Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054-1191

I, the Secretary or Assistant Secretary of QuickLogic Corporation (“Borrower”), CERTIFY that Borrower is a corporation duly organized and existing under the laws of the State of Delaware.

I certify that at a meeting of Borrower’s Board of Directors (or by other authorized corporate action) duly held, the following resolutions were adopted:

It is resolved that any one of the following officers of Borrower, whose name, title and signature is below:

NAMES	POSITIONS	ACTUAL SIGNATURES

may act for Borrower, and:

Borrow Money. Borrow money from Silicon Valley Bank (“Bank”).

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Letters of Credit. Apply for letters of credit from Bank.

Foreign Exchange Contracts. Execute spot or forward foreign exchange contracts.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they think necessary to effectuate these Resolutions.

Further resolved that all acts authorized by these Resolutions and performed before they were adopted are ratified. These Resolutions remain in effect and Bank may rely on them until Bank receives written notice of their revocation.

Exhibit D

1

I certify that the persons listed above are Borrower’s officers with the titles and signatures shown following their names and that these resolutions have not been modified are currently effective.

CERTIFIED TO AND ATTESTED BY:

X
* Secretary or Assistant Secretary

X
*	NOTE: In case the Secretary or other certifying officer is designated by the foregoing resolutions as one of the signing officers, this resolution should also be signed by a second Officer or Director of Borrower.

Exhibit D

2

EXHIBIT E

FORM OF NOTICE OF CONVERSION/CONTINUATION

QUICKLOGIC CORPORATION

Date:

TO:	SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

Attention:

RE:	Third Amended and Restated Loan and Security Agreement dated as of June 30, 2014 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between Quicklogic Corporation (“Borrower”), and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.1.2(b) of the Loan Agreement, of the [conversion] [continuation] of the Advances specified herein, that:

1. The date of the [conversion] [continuation] is                     , 20    .

2. The aggregate amount of the proposed Advances to be [converted] is $            or [continued] is $            .

3. The Advances are to be [converted into] [continued as] [LIBOR] [Prime Rate] Advances.

4. The duration of the Interest Period for the LIBOR Advances included in the [conversion] [continuation] shall be             months.

The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

(a) all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; and

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

Exhibit E

1

Borrower	QUICKLOGIC CORPORATION

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance		Maturity Date
		____	%

Exhibit E

2